EXHIBIT 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Roger J. Pomerantz, M.D. (“Executive”) and Seres Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of June 12, 2015, as amended by that certain First Amendment to Employment Agreement, dated February 3, 2016, and that certain Second Amendment to Employment Agreement, dated March 7, 2018, by and between the Parties (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company and its subsidiaries terminated effective January 14, 2019 (the “Separation Date”);

WHEREAS, in connection with Executive’s termination of employment, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Resignation of Employment; Continued Service on Board. Executive’s employment with the Company terminated effective as of the Separation Date. Effective as of the Separation Date, Executive ceased to serve as President and Chief Executive Officer of the Company and in any officer or other position with the Company or any of its subsidiaries or affiliates, except that following the Separation Date, Executive will continue to serve as Chairman of the Company’s board of directors (the “Board”) until Executive’s removal or resignation from such position or from the Board or Executive fails to be reelected by the Company’s stockholders. The Company expects that Executive’s continued service as Chairman of the Board will be considered by the Board on an annual basis for so long as Executive continues to serve on the Board. Executive will be eligible to receive compensation for such Board service in accordance with and subject to the terms of the Company’s Non-Employee Director Compensation Program as in effect from time to time. Under the terms of such program as in effect on the date hereof, in respect of service as Chairman of the Board, Executive is eligible to receive $55,000 per year (which includes the $35,000 annual retainer for Board service and the $20,000 additional annual retainer for service as Chairman of the Board), payable quarterly in arrears commencing on the Separation Date, and is eligible to receive an option to purchase 15,000 shares of the Common Stock of the Company on the date of the next annual meeting of stockholders.

2. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) and/or Section 4(c) of the Employment Agreement (including, without limitation, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s 2018 fiscal year in accordance with the terms of Section 4(b)(ii) of the Employment Agreement), payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

3. Equity Awards. Exhibit A to this Agreement sets forth each Company stock option (the “Equity Awards”) held by Executive as of the Separation Date. The Parties agree that (i) each Equity Award was vested as of the Separation Date with respect to the number of shares subject to the Equity Award indicated on Exhibit A (the “Vested Options”) and (ii) the portion of each Equity Award that was unvested as of the Separation Date after giving effect to clause (i) of this sentence was forfeited and ceased to be outstanding on the Separation Date. For the avoidance of doubt, the Vested Options will remain exercisable for so long as Executive serves on the Board and for such period thereafter as provided in the applicable award agreement governing such Vested Option, and in no event later than their regular expiration date, subject to earlier termination in connection with a corporate transaction or other extraordinary event or occurrence in accordance with the terms of the Company’s 2015 Incentive Award Plan and the applicable award agreement.

4. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of Executive’s or their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including Executive’s right to receive an award for information provided to any such government agencies), Executive’s right to file a charge with or participate in a charge by the Equal Employment

Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement.

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties expressly agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c) and 9(i) of the Employment Agreement.

9. Effective Date. Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

10. Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, the Proprietary Information Agreement or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies.

11. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and all of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: January 14, 2019	/s/ Roger J. Pomerantz
Roger J. Pomerantz, M.D.

SERES THERAPEUTICS, INC.

Dated: January 14, 2019	By:	/s/ Noubar B. Afeyan
Name: Noubar B. Afeyan
Title: Lead Director

EXHIBIT A

Equity Awards

Date of Grant	Total Shares Subject to Option	Exercise Price per Share	Vested Shares as of Separation Date	Unvested Shares as of Separation Date
November 6, 2013	220,000	$0.48	220,000	—
August 7, 2014	1,675,751	$0.71	1,675,751	—
February 1, 2016	176,500	$26.20	121,343	55,157
January 26, 2017	261,000	$9.89	114,187	146,813
January 30, 2018	278,000	$10.42	—	278,000